CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Organic Treehouse, Ltd.
120 Somerset Drive
Suffern, NY 10901

We hereby consent to the use of our audit report dated February 10, 2012 in this Amendment No. 2 to Registration Statement on Form S-1, with respect to the balance sheets of Organic Treehouse, Ltd. as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and for the period since inception (December 8, 2010) through December 31, 2011.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
June 26, 2012